Exhibit 11


                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss




                                                     Six Months Ended
                                                     ----------------
                                                          June 30,
                                                          --------

                                                   2000              1999
                                                   ----              ----
 Computation of Loss Per Share:


 Weighted average number of shares
    outstanding                                  18,715,609         18,715,609

 Loss applicable to  common stock:(1)


   From continuing operations                   $(4,241,000)       $(4,212,000)
                                                ============       ============

   From discontinued operations                 $(1,037,000)       $          -
                                                ============       ============

   Net loss                                     $(5,278,000)       $(4,212,000)
                                                ============       ============


 Basic loss per share:


   From continuing operations                        $(0.23)            $(0.23)
                                                     =======            =======

   From discontinued operations                      $(0.05)            $     -
                                                     =======            =======

   Net loss                                          $(0.28)            $(0.23)
                                                     =======            =======

                          ___________________________

(1) Losses applicable to Common Stock are net of preferred stock dividends for the six months ended June 30, 2000 and 1999 in the amount of $4,317,000.

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